                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement     [ ]     CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                                  A.S.V., Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4) Proposed maximum aggregate value of transaction:

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

        (5) Total fee paid:

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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        ------------------------------------------------------------------------

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        (4) Date Filed:

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Notes:

                                   [ASV LOGO]

                                  A.S.V., INC.
                                  840 LILY LANE
                          GRAND RAPIDS, MINNESOTA 55744

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                  MAY 27, 2005

                                 ---------------

      The Annual Meeting of Shareholders of A.S.V., Inc. will be held at the Reif Center, 720 Conifer Drive, Grand Rapids, Minnesota on Friday, May 27, 2005 at 2:00 p.m., local time, for the following purposes:

      1.    To elect nine directors to the Board of Directors.

      2. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

      3. To take action upon any other business that may properly come before the meeting or any adjournment thereof.

      Accompanying this Notice of Annual Meeting of Shareholders is a proxy statement, form of proxy and the Company's 2004 Annual Report to Shareholders, which are being sent to you by order of the Board of Directors.

      Only shareholders of record shown on the books of the Company at the close of business on April 7, 2005 will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

      You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the proxy will help avoid further solicitation expense to the Company.

                                    By Order of the Board of Directors,

                                    /s/ Edgar E. Hetteen

                                    Edgar E. Hetteen
                                    Secretary

Dated: April 27, 2005
       Grand Rapids, Minnesota

                                                         GRAND RAPIDS, MINNESOTA

                         [GRAND RAPIDS, MINNESOTA MAP]

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
INTRODUCTION.......................................................................................        1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................................        2

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE............................................        3

ELECTION OF DIRECTORS (Proposal #1)................................................................        3

CORPORATE GOVERNANCE...............................................................................        3
     Director Nominees and Executive Officers......................................................        3
     Board Independence............................................................................        5
     Board Meetings and Committees.................................................................        5
     Executive Sessions of the Board...............................................................        6
     Compensation of Directors.....................................................................        7
     Policy Regarding Attendance at Annual Meetings................................................        7
     Shareholder Communication with Directors......................................................        7
     Code of Business Conduct and Ethics...........................................................        7
     Legal Proceedings.............................................................................        7

EXECUTIVE COMPENSATION.............................................................................        8
     Compensation Committee Report on Executive Compensation.......................................        8
     Summary Compensation Table....................................................................        9
     Option Grants in Last Fiscal Year.............................................................       10
     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.............       10
     Employment Agreements.........................................................................       10

COMPARATIVE STOCK PERFORMANCE......................................................................       11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................       12
     Compensation Committee Interlocks and Insider Participation...................................       12
     Certain Transactions..........................................................................       12

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM........       13
     Audit Committee Report........................................................................       13
     Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees...................................       13
     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
     Provided by the Company's Independent Registered Public Accounting Firm.......................       14

RATIFICATION OF APPOINTMENT OF  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL #2)........       14

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING..................................................       15

ANNUAL REPORT TO SHAREHOLDERS......................................................................       15

OTHER MATTERS......................................................................................       15

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 27, 2005

                                  INTRODUCTION

      This proxy statement is being furnished to the shareholders of A.S.V., Inc. ("ASV" or the "Company"), in connection with the solicitation by the Board of Directors of ASV of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, May 27, 2005 at 2:00 p.m., local time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This proxy statement and the accompanying proxy are first being mailed or given to shareholders on or about April 27, 2005.

      The cost of soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies in person or by letter or telephone.

      Any shareholder submitting a proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a new written proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a proxy unless written notice of the revocation or a subsequent proxy is delivered to an officer before the revoked or superseded proxy is used at the Annual Meeting.

      The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies not revoked will be voted in accordance with the instructions specified by shareholders by means of the ballot provided on the proxy for that purpose. Proxies which are signed but which lack any such specific instructions with respect to any proposal will, subject to the following, be voted in favor of the proposal set forth in the Notice of Annual Meeting and in favor of the slate of directors proposed by the Board of Directors as listed herein. If a shareholder abstains from voting as to any proposal, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such proposal, but shall not be deemed to have been voted in favor of such proposal. If a shareholder abstains from voting on the proposal to ratify the appointment of the independent registered public accounting firm, the abstention has the same effect as a vote against that proposal. If a shareholder withholds authority to vote for one or more of the directors, this has no effect on the election of those directors. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular proposal, then the shares covered by such non-vote proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be present at the Annual Meeting for purposes of calculating the vote required for approval of such proposal.

      The Board of Directors of the Company has fixed April 7, 2005 as the record date (the "Record Date") for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date 13,388,614 shares of the Company's Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of the Common Stock are not entitled to cumulative voting rights. In accordance with a recent change in Minnesota law, the nominees for election as directors will be elected by a plurality of the votes cast at the annual meeting. This means that since shareholders will be electing nine directors, the nine nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of the other proposal (provided that the total number of shares voted in favor of the proposals constitutes more than 25% of the Company's outstanding shares).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 2005 by: (1) each director and director nominee of the Company, (2) each executive officer of the Company named in the Summary Compensation Table in this proxy statement, (3) all directors and executive officers of the Company as a group and (4) each person or entity known by the Company to own beneficially more than five percent of the Company's Common Stock.

                                                           OPTION SHARES      TOTAL
                                              COMMON        EXERCISABLE       SHARES      PERCENT OF
                                              SHARES         WITHIN 60     BENEFICIALLY   OUTSTANDING
                 NAME                         OWNED            DAYS          OWNED (1)     SHARES (1)
----------------------------------------     ---------     -------------   ------------   -----------
Caterpillar Inc. (2)....................     3,140,069             --        3,140,069       23.5
Next Century Growth
  Investors, LLC (3)                           977,675             --          977,675        7.3
Gary D. Lemke...........................       362,680 (4)    132,500          495,180        3.7
Jerome T. Miner.........................       362,350          6,750          369,100        2.8
James H. Dahl...........................       338,849 (5)      7,500          346,349        2.6
Edgar E. Hetteen........................       196,573 (6)         --          196,573        1.5
Leland T. Lynch.........................       107,750 (7)        750          108,500          *
Thomas R. Karges........................        47,902 (8)     56,000          103,902          *
R. E. "Teddy" Turner, IV................         6,750            750            7,500          *
Karlin S. Symons........................           500            562            1,062          *
Bruce D. Iserman........................           125             --              125          *
Kenneth J. Zika.........................            --             --               --          *
Richard A. Benson.......................            --             --               --          *
Edward J. Rapp..........................            --             --               --          *
All executive officers and
     directors as a group
     (12 persons).......................     1,423,929 (9)    204,812        1,628,741       12.0

----------------------
*     Less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 31, 2005 are deemed outstanding for computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)   The address of Caterpillar Inc. is 100 Northeast Adams St., Peoria, IL
      61629.

(3) The address of Next Century Growth Investors, LLC is 5500 Wayzata Blvd., Suite 1275, Minneapolis, MN 55416.

(4) Includes 120,754 shares held jointly with Mr. Lemke's wife, 61,363 shares held by Mr. Lemke's wife and 11,608 shares held in the Company's 401(k) Plan.

(5) Includes 313,330 shares held by Rock Creek Partners, Ltd., an investment partnership, of which Mr. Dahl is the Managing General Partner. Excludes 295,150 shares held by a trust established for the benefit of Mr. Dahl's adult son who no longer resides in Mr. Dahl's household and 295,550 shares held by a trust established for the benefit of Mr. Dahl's college student daughter. Mr. Dahl's brother is the trustee of these trusts. James Dahl disclaims beneficial ownership of these shares.

(6)   Includes 79,005 shares held by Mr. Hetteen's wife.

(7) Includes 10,000 shares held by Mr. Lynch's wife and 11,650 shares owned by trusts established for the benefit of Mr. Lynch's grandchildren.

(8)   Includes 5,524 shares held in the Company's 401(k) Plan.

(9)   Includes 17,132 shares held in the Company's 401(k) Plan.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of the Company, and persons who beneficially own more than 10% of the Company's outstanding shares of Common Stock, to file initial reports of ownership and reports of changes in ownership of securities of the Company with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such reports furnished to or obtained by the Company, the Company believes that during the fiscal year ended December 31, 2004, all filing requirements applicable to its directors, officers or beneficial owners of more than 10% of the Company's outstanding shares of Common Stock were complied with, except that Caterpillar Inc. filed one Form 4 report one day late for the receipt of 500,000 shares and the elimination of the warrant they held for 8,727,058 shares of the Company's Common Stock.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL #1)

      The Board of Directors has set the number of directors to be elected for the 2005 fiscal year at nine and has nominated eight of the ten current directors to stand for reelection at the Annual Meeting. Mr. Hetteen and Mr. Rapp have declined to stand for reelection. The current directors of the Company consenting to stand for reelection are Gary D. Lemke, Jerome T. Miner, Leland T. Lynch, James H. Dahl, R. E. "Teddy" Turner, IV, Richard A. Benson, Karlin S. Symons and Bruce Iserman. In addition, Caterpillar, Inc. has designated Kenneth
J. Zika for election to the Board of Directors, and the Board of Directors, upon the recommendation of the Nominating Committee, has nominated Mr. Zika for election to the Board (collectively, the "Nominees").

      If elected, each Nominee shall serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any of the Nominees should be unable to serve as director by reason of death, incapacity or other unexpected occurrence, the proxies solicited by the Board of Directors shall be voted by the proxy representatives for such substitute nominee(s) as is recommended by the Board of Directors, or, in the absence of such recommendation, for such fewer number of directors as remain willing and able to serve.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES. IN THE ABSENCE OF OTHER INSTRUCTIONS, THE PROXIES WILL BE VOTED FOR EACH OF THE NOMINEES.

                              CORPORATE GOVERNANCE

DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Director Nominees

      The following provides certain information with respect to the Nominees.

      RICHARD A. BENSON, 62, is currently retired and had been Vice President of Caterpillar Inc., Diversified Products Division since 1992 and President of Caterpillar's Global Mining Division since 2000. Mr. Benson is a director of Morrison Products. Mr. Benson has been a director of the Company since 1999.

      JAMES H. DAHL, 51, has been the President of James Dahl & Company, a private investment company, since 1989 and the Managing General Partner of Rock Creek Partners, Ltd., a private investment partnership in Jacksonville, Florida, since 1993. Mr. Dahl is Chairman of the Investment Advisory Committee of the State of Florida Pension Fund. Mr. Dahl has been a director of the Company since 1996.

      BRUCE D. ISERMAN, 63, is currently retired and had been President of banks in Lisbon and Casselton, North Dakota since 1984, which banks were owned by Bremer Financial Corp. Mr. Iserman has been a director of the Company since April 2005.

      GARY D. LEMKE, 64, has been Chief Executive Officer of the Company since July 2004. Prior to then, Mr. Lemke was President of the Company from 1983, when he co-founded the Company, until July 2004. Mr. Lemke has been Chairman since September 2000 and a director of the Company since 1983.

      LELAND T. LYNCH, 68, is currently retired and had been Managing Partner, Chairman and Chief Executive Officer of the advertising firm of Carmichael Lynch Inc. in Minneapolis, Minnesota since 1962. Mr. Lynch is a director of Archivers Inc. and a partner in the Historical Theatre Group. Mr. Lynch has been a director of the Company since 1995.

      JEROME T. MINER, 69, has been Vice Chairman of the Company since 1995 and the President of Jerry Miner Realty, Inc., an owner and operator of various retail stores in Grand Rapids, Minnesota, since 1984. Mr. Miner has been a director of the Company since 1991.

      KARLIN S. SYMONS, 58, has been the President of Plus Relocation Services, Inc. since January 2004. From 1995 to 2004, Ms. Symons was a partner with the law firm of Kaplan, Strangis and Kaplan of Minneapolis, Minnesota. Ms. Symons has been director since April 2004 and was previously a director of the Company from 1995 to 2001.

      R. E. "TEDDY" TURNER, IV, 41, has been the owner of Charleston Boatworks, Inc., a yacht repair facility that specializes in high-tech composite racing sailboats, located in Charleston, South Carolina, since 2000. From 1998 to 2000, Mr. Turner was the Chairman of the Board of MyTurn.com, Inc., a computer hardware and software company. Mr. Turner is a trustee of the Turner Foundation and the Jane Smith Turner Foundation. Mr. Turner has been a director of the Company since 1997.

      KENNETH J. ZIKA, 57, is currently retired and had been the Corporate Controller for Caterpillar Inc. from 2001 to 2002. From 1998 to 2001, Mr. Zika had been the Corporate Treasurer for Caterpillar Inc. Mr. Zika is a Trustee Emeritus for the Preferred Group of Mutual Funds.

      Mr. Benson was appointed to the Board of Directors pursuant to the terms of the Securities Purchase Agreement dated October 14, 1998 between Caterpillar Inc. and the Company. Subsequent to his retirement from Caterpillar Inc. in January 2005, Mr. Benson agreed to remain on the Company's Board as an independent director. Mr. Rapp was appointed to the Board of Directors in January 2005 as Caterpillar's representative pursuant to the terms of the Securities Purchase Agreement dated October 14, 1998 between Caterpillar Inc. and the Company. Mr. Rapp has declined to stand for reelection, and Mr. Zika has been designated by Caterpillar as its representative pursuant to the terms of the Securities Purchase Agreement dated October 14, 1998 between Caterpillar Inc. and the Company.

Executive Officers

      The following provides certain information with respect to the Company's executive officers other than Mr. Lemke.

      MARK S. GLASNAPP, 47, has been the Company's President since July 2004. Prior to then, Mr. Glasnapp was employed by Caterpillar Inc. and had been working at the Company in the capacity of Manager of Caterpillar's commercial agreements with the Company since July 1999.

      THOMAS R. KARGES, 44, has been the Company's Chief Financial Officer since October 1994.

BOARD INDEPENDENCE

      The Board of Directors has determined that each of the Company's directors is independent under the Nasdaq listing standards, except for Gary D. Lemke, who serves as the Company's Chief Executive Officer, Edgar E. Hetteen, who serves as the Company's Vice President and Secretary, and Edward J. Rapp, who serves as Vice President of Caterpillar Inc., Building and Construction Products Division. In making the independence determinations, the Board of Directors reviewed all of the directors' relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and the Company's management.

BOARD MEETINGS AND COMMITTEES

      During fiscal 2004, the Board of Directors met five times. In addition to meetings of the full Board, directors also attended various Board committee meetings. All directors attended 75% or more of the total number of meetings of the Board of Directors and committees of which they were members.

      The Board and its committees take formal action by written consent from time-to-time, in accordance with Minnesota law, rather than holding formal Board and committee meetings.

      The Company's Board of Directors has three standing committees, the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee.

Audit Committee

Members: R. E. "Teddy" Turner, IV, Chair

         James H. Dahl

         Jerome T. Miner

      The Audit Committee oversees the Company's accounting and financial reporting processes and financial statements, the Company's program to ensure compliance with legal and regulatory requirements, and the independent registered public accounting firm's qualifications and independence. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee is comprised of three directors and operates under a written charter. A copy of the Audit Committee charter was included as Appendix A to the Company's proxy statement for the 2004 Annual Meeting of Shareholders and may be found on the Company's web site at www.asvi.com under "Investors Relations - Corporate Governance." All of the Audit Committee members meet the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission. The Board of Directors has identified R. E. "Teddy" Turner, IV to be an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit committee met five times in 2004.

Compensation and Stock Option Committee

Members: R. E. "Teddy" Turner, IV, Chair

         Jerome T. Miner

         Karlin S. Symons

      The Compensation and Stock Option Committee provides recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation and Stock Option Committee is comprised of non-employee directors who meet the independence requirements of the Nasdaq listing standards. The Compensation and Stock Option Committee met one time in 2004.

Nominating Committee

Members: Leland T. Lynch, Chair

         James H. Dahl

      The Nominating Committee recommends new director nominees to the Board. The Nominating Committee operates under a written charter, which was adopted in April 2004 and which may be found on the Company's web site at www.asvi.com under "Investors Relations - Corporate Governance." All of the Nominating Committee members meet the independence requirements of the Nasdaq listing standards. The Nominating Committee did not have need to meet in fiscal 2004.

      The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the Company's needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's shareholders. In evaluating a candidate for nomination as a director of the Company, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.

      The Nominating Committee will consider qualified candidates for possible nomination that are submitted by the Company's shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating Committee c/o Chief Financial Officer at the address indicated on the Notice of Annual Meeting of Shareholders: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate's willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder's current status as a shareholder and the number of shares currently held.

      The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Nominating Committee. This information is evaluated against the criteria set forth above and the Company's specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company's needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

      No candidates for director nominations were submitted by any shareholder in connection with the 2005 annual meeting.

EXECUTIVE SESSIONS OF THE BOARD

      At least twice annually, the Company's independent directors meet in executive session without any director who does not meet the independence requirements of the Nasdaq listing standards being present.

COMPENSATION OF DIRECTORS

      The Company does not pay its directors a fee for attendance at Board or committee meetings. Each non-employee director is eligible for stock option grants under the 1998 Non-Employee Director Stock Option Plan (the "Director Plan"), including an option to purchase 2,250 shares of Common Stock upon initial election to the Board and an option to purchase 3,000 shares of Common Stock on the first business day of each calendar year thereafter, provided such person is a director of the Company at the time of grant of the option. In addition, the Company reimburses directors for expenses incurred in connection with attendance at Board meetings.

      Options to purchase 3,000 shares of the Company's Common Stock at $39.15 per share were granted on January 2, 2004 to Messrs. Miner, Lynch, Dahl and Turner. Mr. Benson was eligible to receive an option to purchase 3,000 shares of the Company's Common Stock at $39.15 per share in January 2004. However, due to his employment by Caterpillar Inc., Mr. Benson declined this option. Options to purchase 2,250 shares of the Company's Common Stock at $29.82 per share were granted on April 13, 2004 to Ms. Symons upon her election to the Board, and options to purchase 2,250 shares of the Company's Common Stock at $39.71 per share were granted on April 12, 2005 to Mr. Iserman upon his election to the Board. Mr. Rapp was eligible to receive an option to purchase 2,250 shares of the Company's Common Stock at $39.31 per share upon his election to the Board on January 11, 2005. However, due to his employment by Caterpillar Inc., Mr. Rapp declined this option

      Directors who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors, but may receive stock options as part of their compensation as officers of the Company.

POLICY REGARDING ATTENDANCE AT ANNUAL MEETINGS

      The Company encourages, but does not require, its Board members to attend the annual meeting of shareholders. Last year, three of the Company's directors attended the annual meeting of shareholders.

SHAREHOLDER COMMUNICATION WITH DIRECTORS

      Shareholders may communicate with the Company's Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: A.S.V., Inc., c/o Chief Financial Officer, 840 Lily Lane, P.O. Box 5160, Grand Rapids, MN 55744. All communications will be compiled by the Chief Financial Officer of the Company and submitted to the Board or the individual directors on a periodic basis.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Company has adopted a Code of Business Conduct and Ethics (the "Code of Ethics"), which applies to the Company's directors, officers and employees. The Code of Ethics is published on the Company's website at www.asvi.com under "Investors Relations - Corporate Governance." Any amendments to the Code of Ethics and waivers of the Code of Ethics for the Company's Chief Executive Officer, Chief Financial Officer or Controller will be published on the Company's website.

LEGAL PROCEEDINGS

      R. E. "Teddy" Turner, IV was the Chairman of the Board of MyTurn.com, Inc., a computer hardware and software company, from 1998 to 2000 and a director of MyTurn.com, Inc. through October 2000. On March 2, 2001, MyTurn.com, Inc. filed a voluntary petition for relief under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

      The Company's Compensation and Stock Option Committee (the "Compensation Committee") is responsible for establishing compensation policies for all executive officers of the Company, including the Company's Chief Executive Officer. The Compensation Committee is composed entirely of independent non-employee directors. The present members of the Committee are listed at the end of this report.

      The objectives of the Company's executive compensation program are:

      1. to attract, retain and motivate superior talent and reward individual performance;

      2.    to support the achievement of the Company's strategic goals; and

      3. through stock based compensation, align the executive officers' interests with those of the shareholders of the Company.

      The following report addresses the Company's executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of the Company's Chief Executive Officer and other executive officers for the year ended December 31, 2004.

Compensation Policies for Executive Officers

      The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long term performance goals, reward the achievement of corporate goals, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Company's executive officers are paid base salaries that are subject to annual cost-of-living increases, along with periodic adjustments to recognize favorable corporate and individual performance and also to make such salaries competitive with other similar sized companies in the manufacturing industry. The Company's executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. The Company's use of stock option grants as a key component of its executive compensation plans reflects the Compensation Committee's position that stock ownership by management and stock based compensation arrangements are beneficial in aligning management's and shareholders' interests to enhance shareholder value. The Compensation Committee believes that a greater reliance on stock-based incentives is appropriate for the Company's current stage of development.

Stock Options

      Stock options awarded under the Company's 1996 Incentive and Stock Option Plan and 2004 Stock Incentive Plan are intended as incentive compensation and have historically been granted to officers and other key employees to attract, retain and motivate the talent necessary for the Company to achieve its objectives. The Company's policy is to grant stock options annually in connection with a review of each individual's performance of their job functions and their current stock option holdings, at which point the Compensation Committee may or may not grant additional options at its discretion. The Company also grants stock options to newly hired employees as part of their overall compensation package.

      The 1996 Incentive and Stock Option Plan provides for the granting of options to those employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934 without the approval of the Compensation Committee. In 2004, stock option grants totaling 200,500 shares were granted to 123 employees in this manner.

      Stock option grants totaling 221,500 shares (which includes 191,500 of the 200,500 shares discussed above) were approved by the Compensation Committee in February 2004 to be granted to full-time employees in 2004. Included in this figure is a stock option grant for 10,000 shares granted to the Company's chief financial officer on February 6, 2004.

Chief Executive Officer's Compensation

      Gary D. Lemke serves as the Company's Chief Executive Officer and Chairman of the Board of Directors. Mr. Lemke's base compensation for 2004 was increased to $231,500 based on performance. Mr. Lemke was granted an option to purchase 20,000 shares of the Company's Common Stock at $32.00 per share in February 2004 based on performance.

      At this time the Committee has no formal written plan for Chief Executive Officer compensation separate and apart from the Company's general compensation philosophy. Until a plan specific to the Chief Executive Officer is developed, Chief Executive Officer compensation will be based on corporate and individual performance, consistent with guidelines applicable to all key employees.

  SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

    R. E. "Teddy" Turner, IV, Chair     Jerome T. Miner     Karlin S. Symons

SUMMARY COMPENSATION TABLE

      The following table sets forth the total remuneration paid during the Company's last three fiscal years to the Company's Chief Executive Officer and all other executive officers of the Company who earned total annual salary and bonus in fiscal 2004 in excess of $100,000.

                                                                                  LONG-TERM COMPENSATION
                                                            ANNUAL COMPENSATION   ----------------------
                                                FISCAL     ---------------------        SECURITIES
       NAME AND PRINCIPAL POSITION               YEAR      SALARY ($)  BONUS ($)  UNDERLYING OPTIONS (#)
----------------------------------------        ------     ----------  ---------  ----------------------
Gary D. Lemke...........................         2004        231,500      --               20,000
   Chief Executive Officer and
   Chairman of the Board                         2003        191,500      --              180,000
                                                 2002        181,500      --               10,000

Thomas R. Karges........................         2004        140,000      --               10,000
   Chief Financial Officer                       2003        120,000      --               60,000
                                                 2002        115,500      --                8,000

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth certain information concerning grants of options to purchase Common Stock made during fiscal 2004 to the executive officers named in the Summary Compensation Table above.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                           NUMBER OF                                            ANNUAL RATES OF STOCK
                          SECURITIES    % OF TOTAL                              PRICE APPRECIATION FOR
                          UNDERLYING  OPTIONS GRANTED  EXERCISE                     OPTION TERM (2)
                            OPTIONS   TO EMPLOYEES IN   PRICE     EXPIRATION    ----------------------
          NAME            GRANTED(1)    FISCAL YEAR    ($/SHARE)     DATE        5%($)         10% ($)
----------------------    ----------  ---------------  ---------  -----------   -------        -------
Gary D. Lemke.........       20,000         6.1          32.00    Feb 6, 2011   260,544        607,179
Thomas R. Karges......       10,000         3.0          32.00    Feb 6, 2011   130,272        303,589

----------------------
(1) Twenty-five percent of the option becomes exercisable on each annual anniversary date of the option beginning February 6, 2005.

(2) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

      The following table summarizes information related to options exercised during fiscal 2004 and the number and value of options held at the end of fiscal 2004 by the executive officers named in the Summary Compensation Table above.

                                                    NUMBER OF SECURITIES
                                                          UNDERLYING                VALUE OF UNEXERCISED
                           SHARES                    UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                        ACQUIRED ON    VALUE         AT FISCAL YEAR-END          AT FISCAL YEAR-END ($)(2)
                         EXERCISE    REALIZED   ----------------------------   ----------------------------
         NAME              (#)        ($) (1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------  -----------  ---------  -----------    -------------   -----------    -------------
Gary D. Lemke.........    150,000    3,817,503     76,250         163,750       2,831,093        5,911,087
Thomas R. Karges......     45,000    1,161,660     34,625          60,875       1,259,161        2,131,951

----------------------
(1) Market value of underlying securities on date of exercise minus the exercise price.

(2) Market value of underlying securities at fiscal year end minus the exercise price.

EMPLOYMENT AGREEMENTS

      Thomas R. Karges and the Company are parties to an employment agreement dated October 17, 1994, which provides for the payment of base salary and annual bonus and other compensation to Mr. Karges as determined by the Compensation and Stock Option Committee of the Board of Directors and for other fringe benefits. The agreement may be terminated upon 60 days written notice by either party.

      Mark S. Glasnapp and the Company are parties to an employment agreement dated July 12, 2004, which provides for the payment of base salary as determined by the Compensation and Stock Option Committee of the Board of Directors and for other fringe benefits, including deferred compensation and post-retirement medical insurance. The agreement may be terminated at any time by either party.

                          COMPARATIVE STOCK PERFORMANCE

      The graph below compares the cumulative total shareholder return on ASV's Common Stock for the five fiscal years ended December 31, 2004 with the cumulative total return on the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and the Total Return Index for Nasdaq Non-Financial Stocks over the same period (assuming the investment of $100 in each on December 31, 1999 and the reinvestment of all dividends).

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                  [LINE GRAPH]

                                          12/31/99    12/31/00    12/31/01    12/31/02   12/31/03   12/31/04
                                          --------    --------    --------    --------   --------   --------
A.S.V., Inc.                              $ 100.00    $  58.72    $  85.56    $  57.62   $ 273.39   $ 351.56
Nasdaq - U. S. Companies                    100.00       60.31       47.84       33.07      49.45      53.81
Nasdaq - Non-Financial Companies            100.00       58.34       44.61       29.14      44.61      48.12
                                          --------    --------    --------    --------   --------   --------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2004, the following individuals served as members of the Compensation and Stock Option Committee: R. E. "Teddy" Turner, IV, Jerome T. Miner and Karlin S. Symons. None of these individuals has ever served as an officer or employee of the Company or any of the Company's subsidiaries. During fiscal 2004, none of the Company's executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Company's Board of Directors or any Board committee.

CERTAIN TRANSACTIONS

      The Company uses a public relations firm that is affiliated with Mr. Lynch. Total fees paid to the public relations firm in 2004 were approximately $153,000.

Transactions with Caterpillar Inc.

      As of March 31, 2005, Caterpillar Inc. ("Caterpillar") owned 23.5% of the Company's Common Stock. During 2004 and until his retirement from Caterpillar in 2005, the Company's director, Richard A. Benson, served as Caterpillar's designee to the Board of Directors. Thereafter, Edward J. Rapp was designated as a director by Caterpillar. Mr. Rapp has declined to stand for reelection, and Kenneth J. Zika has been designated by Caterpillar as its new board designee. Caterpillar currently has the right to designate a number of directors proportionate to its stock ownership in the Company.

      In October 2000, the Company and Caterpillar entered into an alliance agreement to jointly develop and manufacture a new product line of Caterpillar rubber track skid steer loaders called Multi-Terrain Loaders (MTLs). The product line, which currently consists of five models, features Caterpillar's patented skid steer loader technology and the Company's patented Maximum Traction Support System(TM) rubber track undercarriage. The MTLs are being sold through the Caterpillar dealer network. During 2004, 40% of the Company's net sales were made to Caterpillar. At December 31, 2004, the accounts receivable balance from Caterpillar was approximately $16,000,000.

      In January 2004, the Company sold 1,040,069 shares of its Common Stock to Caterpillar at $21.00 per share pursuant to the exercise of a warrant held by Caterpillar. These shares were subject to an acceleration notice issued to Caterpillar by the Company in October 2003 in connection with the warrant held by Caterpillar.

      Also in January 2004, the Company repurchased the remaining warrant held by Caterpillar for a cash payment of $7.2 million and the issuance of 500,000 shares of the Company's Common Stock. As of March 31, 2005, Caterpillar owned 23.5% of the Company's outstanding Common Stock and no longer has any options, warrants or contractual rights pursuant to which they may acquire additional shares of the Company's Common Stock. In addition, in connection with the Company's repurchase of the remaining warrant, the Company and Caterpillar terminated certain covenants in the 1998 Securities Purchase Agreement which had permitted Caterpillar to maintain a proportionate interest in the Company, and which had restricted potential acquisitions or loans and the payment of dividends.

      The Company purchases parts used in its products from Caterpillar and also reimburses Caterpillar for the salary and related costs of two Caterpillar employees that work on the Company's behalf. In addition, the Company utilizes Caterpillar's warranty processing system to handle warranty claims on its machines and reimburses Caterpillar for the warranty expense incurred by Caterpillar dealers. In connection with the MTL alliance agreement, the Company has agreed to reimburse Caterpillar for its research and development costs related to the MTLs as it pertains to the combination of the Caterpillar portion of the machines with the Company's undercarriages. During 2004, total commissions, parts purchases and salary and warranty reimbursements were approximately $7,958,000. Also, at December 31, 2004, accounts payable to Caterpillar were $558,000.

                           AUDIT COMMITTEE REPORT AND
        PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company's accounting and financial reporting processes and financial statements, the Company's program to ensure compliance with legal and regulatory requirements, and the independent registered public accounting firm's qualifications and independence. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee is comprised of three directors, each of whom meets the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission.

      In carrying out its duties, the Audit Committee performed the following:

      - Reviewed and discussed the Company's audited financial statements for the year ended December 31, 2004 with the Company's management and independent registered public accounting firm.

      - Discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 regarding communication with audit committees.

      - Received the written disclosures and the letter from the Company's independent registered public accounting firm required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees) and discussed with the Company's independent registered public accounting firm its independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report of Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

      SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

R. E. "Teddy" Turner, IV, Chair      James H. Dahl       Jerome T. Miner

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

      The following table presents fees billed for professional services rendered for the audit of the Company's annual financial statements for 2004 and 2003 and fees billed for other services provided by the Company's independent registered public accounting firm in each of the last two fiscal years:

                                             2004                   2003
                                         ------------            ----------
Audit Fees (1).....................      $    295,790            $   95,775
Audit-Related Fees.................                 0                     0
Tax Fees (2).......................            68,831                10,075
All Other Fees (3).................            19,474                 7,950

----------------------
(1) Audit fees consisted of audit work performed in preparation of the Company's annual financial statements, review of the financial statements included in the Company's quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

(2) Tax fees consisted of federal and state income tax return preparation and tax planning and tax advice related to the Company's stock option plans.

(3) Other fees include fees for consultations concerning financial accounting and reporting standards.

      The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP during the last fiscal year are compatible with maintaining Grant Thornton LLP's independence and has concluded that they are.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES PROVIDED BY THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by the Company's independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent registered public accounting firm and an annual review of the financial plan for audit fees.

      To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

      As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by the Company's Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management's assessment of the impact of the service on the independent registered public accounting firm's independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

      All of the services provided by the independent registered public accounting firm in fiscal 2004 and 2003, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

                         RATIFICATION OF APPOINTMENT OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                                  (PROPOSAL #2)

      While the Company is not required to do so, the Company is submitting the appointment of Grant Thornton LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005 for ratification in order to ascertain the views of the Company's shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection.

      Grant Thornton LLP has been the Company's independent registered public accounting firm since 1994. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company's shareholders.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS RATIFY THE APPOINTMENT OF GRANT THORNTON LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL BE SO VOTED.

                SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

      In order to be eligible for inclusion in the Company's proxy solicitation materials for its 2006 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at the Company's principal executive offices, P.O. Box 5160, Grand Rapids, Minnesota 55744, not later than December 28, 2005. Pursuant to the Company's Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder's intent to bring a matter before the annual meeting no later December 28, 2005. Each such notice should be sent to the Secretary, and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company's Bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted by the Securities Act of 1934.

                          ANNUAL REPORT TO SHAREHOLDERS

      A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2004, including financial statements, accompanies this Notice of Annual Meeting of Shareholders and proxy statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.

      The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including financial statements and schedules, to any shareholder of the Company upon written request. Requests should be sent to Thomas R. Karges, Chief Financial Officer, A.S.V., Inc., P.O. Box 5160, Grand Rapids, Minnesota 55744.

                                  OTHER MATTERS

      The Board of Directors of the Company does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting of Shareholders mailed together with this proxy statement, but if other matters are presented it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors,

                                    /s/ Edgar E. Hetteen

                                    Edgar E. Hetteen
                                    Secretary

Dated: April 27, 2005
       Grand Rapids, Minnesota

                             - Please detach here -

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1.ELECTION OF DIRECTORS:  01  Richard A. Benson  02  James H. Dahl              [ ] Vote FOR             [ ] Vote WITHHELD
                          03  Bruce D. Iserman   04  Gary D. Lemke                  all nominees             for all nominees
                          05  Leland T. Lynch    06  Jerome T. Miner                (except as marked)
                          07  Karlin S. Symons   08  R. E. "Teddy" Turner, IV
                          09  Kenneth J. Zika

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,      [ ]
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. RATIFY APPOINTMENT OF GRANT         [ ] For     [ ] Against    [ ] Abstain
   THORNTON LLP AS THE COMPANY'S
   INDEPENDENT REGISTERED PUBLIC
   ACCOUNTING FIRM FOR THE FISCAL
   YEAR ENDING DECEMBER 31, 2005.

3. OTHER MATTERS. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL

Address Change? Mark Box [ ] Indicate changes below:

                                                    Date ______________________
                                                    [                          ]

                                                    Signature(s) in Box
                                                    Please sign exactly as your
                                                    name(s) appear on Proxy. If
                                                    held in joint tenancy, all
                                                    person must sign. Trustees,
                                                    administrators, etc.,
                                                    should include title and
                                                    authority. Corporations
                                                    should provide full name of
                                                    corporation and title of
                                                    authorized officer signing
                                                    the proxy.

                                  A.S.V., INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                              FRIDAY, MAY 27, 2005
                                    2:00 P.M.
                        MYLES REIF PERFORMING ARTS CENTER
                                720 CONIFER DRIVE
                             GRAND RAPIDS, MN 55744

           A.S.V., INC.

[ASV LOGO] 840 LILY LANE, GRAND RAPIDS, MN 55744                           PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 27, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Gary D. Lemke and Thomas R. Karges, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                      See reverse for voting instructions.